CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated February 24, 2011, accompanying the financial statements of Florida Insured Municipals Income Trust, Series 166 and Ohio Insured Municipals Income Trust, Series 142 (included in Van Kampen Unit Trusts, Municipal Series 586) as of October 31, 2010, and for each of the three years in the period then ended and the financial highlights for the period from November 10, 2005 (date of deposit) through October 31, 2006 and for each of the four years in the period ended October 31, 2010, contained in this Post-Effective Amendment No. 5 to Form S-6 (File No. 333-128469) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
February 24, 2011